Exhibit 99.1

DEAN FOODS ANNOUNCES ROBERT WISEMAN

ELECTED TO THE BOARD OF DIRECTORS

DALLAS, February 14, 2013 — Dean Foods Company (NYSE: DF) today announced that Robert Tennant Wiseman was elected as a new member of the Board of Directors of Dean Foods Company on February 8, 2013.

“We are thrilled that Robert has agreed to join the Dean Foods Board,” said Gregg Tanner, Chief Executive Officer. “The breadth and depth of his business experience in the dairy industry will strengthen the Board’s ability to guide Dean Foods to continue to be a leading food and beverage company.”

Mr. Wiseman helped grow Robert Wiseman Dairies from a local dairy company in the 1970s to Britain’s largest fresh liquid milk processor. He joined the family business in 1975 and in 1994 after the company began trading on the London Stock Exchange, he was appointed Managing Director of Robert Wiseman & Sons PLC. Recently, Mr. Wiseman executed the sale of Robert Wiseman Dairies to the Müller Group in 2012. He currently serves as Non-Executive Director of Robert Wiseman Dairies Limited.

“With the sale of Morningstar and the pending spin-off of The WhiteWave Foods Company, Robert’s success in leading strategic business transformations will help Dean Foods focus on driving value in our core business to build on the success of 2012,” said Mr. Tanner.

Mr. Wiseman previously served on the Board of UK Dairy for eight years and was appointed its Chairman for a two-year period which ended in September 2012.

About Dean Foods

Dean Foods is a leading food and beverage company in the United States. The Company’s Fresh Dairy Direct segment is the nation’s largest processor and direct-to-store distributor of fluid milk marketed under more than 50 local and regional dairy brands and private labels. Fresh Dairy Direct also distributes ice cream, cultured products, juices, teas, bottled water and other products. Dean Foods also holds a majority interest in The WhiteWave Foods Company, which produces and sells an array of nationally and internationally branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products. WhiteWave brands—including Silk®, Horizon Organic®, International Delight®, and LAND O LAKES®—are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food and beverage products with the Alpro® soya and Provamel® brands. For more information about Dean Foods, visit www.deanfoods.com.

CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Barry Sievert, +1-214-303-3438